Exhibit 5.1

May 30, 2017

Financial Institutions, Inc.

220 Liberty Street

Warsaw, New York 14569

Ladies and Gentlemen:

We have acted as counsel to Financial Institutions, Inc., a New York corporation (the “Company”), in connection with its entry into a Sales Agency Agreement with Sandler O’Neill+ Partners, L.P. (the “Agreement”), as sales agent (“Sandler O’Neill”), pursuant to which the Company may offer and sell, from time to time, through Sandler O’Neill, shares of its common stock, par value $0.01 per share, having an aggregate gross sales price of up to $40,000,000 (the “Shares”). Any sales of Shares by the Company through the Agreement will be deemed to be “at-the-market offerings,” as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), and will be made pursuant to a prospectus supplement dated May 30, 2017 (the “Prospectus Supplement”) and the accompanying prospectus dated March 16, 2015 (together with the Prospectus Supplement, the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-202791) (the “Registration Statement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of this opinion letter, we have examined the Agreement and such other instruments and documents as we have deemed necessary or appropriate, and we have made such examination of laws as we have deemed relevant. As to matters of fact material to this opinion, we have relied upon representations made in the Agreement, certificates of public officials and officers of the Company, and information received from searches of public records. We have not independently established such facts.

In rendering the opinion set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity and competency of all natural persons, (iii) the authenticity of all documents submitted to us as originals or certified to us as duly and validly adopted, (iv) the conformity to original documents of all documents submitted to us as copies, and (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all public records are accurate and complete. We have further assumed that the Shares will be issued and delivered upon payment of the consideration for such Shares in accordance with the terms of the Agreement.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that when issued and sold by the Company in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

We hereby consent to the incorporation by reference of this opinion to the Prospectus Supplement and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Harter Secrest & Emery LLP